Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4, of our report dated March 24, 2020, relating to the balance sheet of Oaktree Acquisition Corp. as of December 31, 2019, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from April 9, 2019 (inception) through December 31, 2019, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
December 2, 2020